Exhibit 99.1

Sphere 3D Reports Third Quarter Fiscal Year 2018 Financial Results

SAN JOSE, Calif. – Nov 7, 2018 – Sphere 3D Corp. (NASDAQ: ANY), a company delivering containerization, virtualization, and data management solutions, today reported financial results for its third quarter ended September 30, 2018.

Third Quarter 2018 Financial Results:

•	Net revenue for the third quarter of 2018 was $15.9 million, compared to $21.7 million for the third quarter of 2017.

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Product revenue for the third quarter of 2018 was $13.9 million, compared to $19.6 million for the third quarter of 2017. The overall decrease in product revenue is primarily due to an increase of approximately $5.7 million of backlog at the end of the third quarter of 2018 compared with the third quarter of 2017 primarily due to the inability to acquire, on a timely basis, adequate supply of product to meet customer demand within the quarter.

o

Disk systems revenue was $10.1 million, compared to $14.1 million for the third quarter of 2017. Disk systems is defined as RDX, SnapServer family, virtual desktop infrastructure, and Glassware derived products.

o	Tape archive product revenue was $3.8 million compared to $5.5 million for the third quarter of 2017.

•	Service revenue was $2.0 million for the third quarter of 2018 compared to $2.1 million for the third quarter of 2017.

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Gross margin for the third quarter of 2018 was 30.4%, compared to 31.1% for the third quarter of 2017. Non-GAAP gross margin for the third quarter of 2018 was 33.9%, compared to 33.7% for the third quarter of 2017. Our methodology for determining non- GAAP gross margin, which excludes the effect of intangible asset amortization from gross profit, is described in the Use of GAAP and Non-GAAP Financial Measures section of this announcement. See also, “Non-GAAP Reconciliations” below.

•	Operating expenses for the third quarter of 2018 were $7.7 million, compared to $11.2 million for the third quarter of 2017.

•

Share-based compensation expense for the third quarter of 2018 was $0.3 million, compared to $2.0 million for the third quarter of 2017. Depreciation and amortization was $0.9 million for the third quarter of 2018, compared to $1.5 million for the third quarter of 2017.

•

Adjusted EBITDA for the third quarter of 2018 was a net loss of $1.8 million, or a net loss of $0.95 per share, based on 1.9 million weighted average shares outstanding, compared to adjusted EBITDA net loss of $0.6 million, or a net loss of $0.85 per share, based on 0.7 million weighted average shares outstanding for the third quarter of 2017. Adjusted EBITDA is a non-GAAP measure presented as net loss before interest expense, income taxes, depreciation and amortization, share-based compensation, and warrant revaluation gain. For additional information regarding the non-GAAP financial measures discussed in this release, please see “Use of GAAP and Non-GAAP Financial Measures” and "Non- GAAP Reconciliations " below.

•	Net loss for the third quarter of 2018 was $4.9 million, or a net loss of $2.53 per share, compared to a net loss of $3.5 million, or a net loss of $4.72 per share, for the third quarter of 2017.

Nine Months Ended September 30, 2018 Financial Results:

•	Net revenue for the first nine months of 2018 was $53.8 million, compared to $62.9 million for the first nine months of 2017.

•

Product revenue for the first nine months of 2018 was $47.6 million, compared to $56.2 million for the first nine months of 2017. The overall decrease in product revenue is primarily due to an increase of approximately $5.7 million of backlog at the end of the third quarter of 2018 compared with the third quarter of 2017 primarily due to the inability to acquire, on a timely basis, adequate supply of product to meet customer demand within the quarter.

o

Disk systems revenue was $35.9 million, compared to $40.6 million for the first nine months of 2017. Disk systems is defined as RDX, SnapServer family, virtual desktop infrastructure, and Glassware derived products.

o	Tape archive product revenue was $11.7 million compared to $15.6 million for the first nine months of 2017.

•	Service revenue was $6.2 million in the first nine months of 2018 compared to $6.7 million for the first nine months of 2017.

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Gross margin for the first nine months of 2018 was 30.8%, compared to 30.2% for the first nine months of 2017. Non-GAAP gross margin for the first nine months of 2018 was 33.9%, compared to 32.9% for the first nine months of 2017. Our methodology for determining non-GAAP gross margin, which excludes the effect of intangible asset amortization from gross profit, is described in the Use of GAAP and Non-GAAP Financial Measures section of this announcement. See also, “Non-GAAP Reconciliations” below.

•	Operating expenses for the first nine months of 2018 were $27.9 million, compared to $34.3 million for the first nine months of 2017.

•

Share-based compensation expense for the first nine months of 2018 was $1.5 million, compared to $5.6 million for the first nine months of 2017. Depreciation and amortization was $3.3 million for the first nine months of 2018, compared to $4.6 million for the first nine months of 2017.

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Adjusted EBITDA for the first nine months of 2018 was a net loss of $7.0 million, or a net loss of $4.58 per share, based on 1.5 million weighted average shares outstanding, compared to adjusted EBITDA net loss of $4.2 million, or a net loss of $7.70 per share, based on 0.6 million weighted average shares outstanding for the first nine months of 2017. Adjusted EBITDA is a non-GAAP measure presented as net loss before interest expense, income taxes, acquisition costs, depreciation and amortization, share-based compensation, loss on revaluation of investment, and warrant revaluation gain. For additional information regarding the non-GAAP financial measures discussed in this release, please see “Use of GAAP and Non-GAAP Financial Measures” and "Non-GAAP Reconciliations " below.

•

Net loss for the first nine months of 2018 was $17.7 million, or a net loss of $11.55 per share, compared to a net loss of $18.8 million, or a net loss of $34.19 per share, for the first nine months of 2017.

Investor Conference Call:

Sphere 3D will not be hosting a third quarter 2018 earnings conference call.

Use of GAAP and Non-GAAP Financial Measures:

To supplement Sphere 3D’s consolidated financial statements presented in accordance with GAAP, the Company uses Adjusted EBITDA, a non-GAAP financial measure that excludes from the consolidated statement of operations the effects of interest expense, income taxes, acquisition costs, depreciation and amortization, share-based compensation, loss on revaluation of investment, and warrant revaluation gain. The Company also uses Non-GAAP gross profit and Non-GAAP gross-margin, non-GAAP financial measures that exclude the effect of intangible asset amortization. Sphere 3D uses the above non-GAAP financial measures internally to understand, manage and evaluate the business. Management believes it is useful for itself and investors to review, as applicable, both GAAP information and the non-GAAP measures in order to assess the performance of continuing operations and for planning and forecasting in future periods. The presentation of these non-GAAP measures is intended to provide investors with an understanding of the Company’s operational results and trends that enables them to analyze the base financial and operating performance and facilitate period-to-period comparisons and analysis of operational trends. Sphere 3D believes the presentation of these non-GAAP financial measures is useful to investors in allowing for greater transparency with respect to supplemental information used by management in its financial and operational decision-making. Non-GAAP financial measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered substitutes for or superior to GAAP results. In addition, the Company’s non-GAAP financial measures may not be comparable to similarly titled measures utilized by other companies since such other companies may not calculate such measures in the same manner as does the Company.

Investors are encouraged to review the reconciliation of these non-GAAP financial measures to the most comparable GAAP measures, which are provided in the attached table after the text of this release.

About Sphere 3D
Sphere 3D Corp. (NASDAQ: ANY) delivers containerization, virtualization, and data management solutions. Sphere 3D, along with its wholly owned subsidiaries Overland Storage and Tandberg Data, has a strong portfolio of brands, including Overland-Tandberg, HVE ConneXions and UCX ConneXions, dedicated to helping customers achieve their IT goals. For more information, visit www.sphere3d.com.

Safe Harbor Statement
This press release contains forward–looking statements, which include, among others, Sphere 3D’s expectations, beliefs, plans, objectives, prospects, financial condition, assumptions or future events or performance, that may involve risks, uncertainties, and assumptions concerning the Company’s business and products, including the entry into the Purchase Agreement with Purchaser, pursuant to which Purchaser proposes to acquire Overland and the Data Protection and Archive business from Sphere 3D; the market adoption, actual performance and functionality of our products; our inability to comply with the covenants in our credit facilities or to obtain additional debt or equity financing; any increase in our future cash needs; our ability to maintain compliance with NASDAQ Capital Market listing requirements; unforeseen and proposed changes in the course of Sphere 3D’s business or the business of its wholly–owned subsidiaries, including, without limitation, Overland Storage and Tandberg Data; the level of success of our collaborations and business partnerships; possible actions by customers, partners, suppliers, competitors or regulatory authorities; and other risks detailed from time to time in our periodic reports contained in our Annual Information Form and other filings with Canadian securities regulators (www.sedar.com) and in periodic reports filed with the United States Securities and Exchange Commission (www.sec.gov). All forward–looking statements speak only as of the date of this written communication. Sphere 3D undertakes no obligation to update any forward–looking statement, whether written or oral, that may be made from time to time, whether as a result of new information, future developments or otherwise, except as required by law.

Investor Contact:
Tina Brown
+1-408-283-4731
Investor.relations@sphere3d-overland.com

SPHERE 3D CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
	(Unaudited)		(Unaudited)
Net revenue	$15,891	$21,679	$53,800	$62,855
Cost of revenue	11,056	14,946	37,234	43,904
Gross profit	4,835	6,733	16,566	18,951

Operating expenses:
Sales and marketing	3,303	4,586	11,707	14,090
Research and development	694	1,793	3,011	5,460
General and administrative	3,735	4,840	13,186	14,743
	7,732	11,219	27,904	34,293
Loss from operations	(2,897)	(4,486)	(11,338)	(15,342)
Interest expense	(682)	(519)	(2,141)	(2,770)
Interest expense - related party	(882)	(614)	(2,815)	(1,912)
Other (expense) income, net	(66)	2,642	(229)	2,223
Loss before income taxes	(4,527)	(2,977)	(16,523)	(17,801)
Provision for income taxes	325	504	1,154	1,002
Net loss	$(4,852)	$(3,481)	$(17,677)	$(18,803)

Net loss per share:
Basic and diluted	$(2.53)	$(4.72)	$(11.55)	$(34.19)

Shares used in computing net loss per share:
Basic and diluted	1,917	738	1,531	550

SPHERE 3D CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	September 30,	December 31,
	2018	2017
	(Unaudited)	(Unaudited)
ASSETS
Cash and cash equivalents	$2,081	$4,598
Accounts receivable, net	7,298	11,482
Inventories	8,000	8,366
Other current assets	1,621	1,829
Total current assets	19,000	26,275
Property and equipment, net	2,349	2,742
Intangible assets, net	38,409	41,473
Goodwill	11,590	11,590
Other assets	1,172	1,200
Total assets	$72,520	$83,280

LIABILITIES AND EQUITY
Current liabilities	$68,161	$67,910
Deferred income taxes	1,309	1,342
Other long-term liabilities	2,343	3,565
Total shareholders' equity	707	10,463
Total liabilities and shareholders' equity	$72,520	$83,280

SPHERE 3D CORP.
NON-GAAP RECONCILIATIONS
(In thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30,		September 30,
	2018	2017	2018	2017
	(Unaudited)		(Unaudited)

Revenue	$15,891	$21,679	$53,800	$62,855

Gross Profit - GAAP	$4,835	$6,733	$16,566	$18,951
Intangible asset amortization	554	570	1,666	1,700
Gross Profit - Non -GAAP	$5,389	$7,303	$18,232	$20,651

Gross Margin Percentages
GAAP	30.4%	31.1%	30.8%	30.2%
Non-GAAP	33.9%	33.7%	33.9%	32.9%

Net loss	$(4,852)	$(3,481)	$(17,677)	$(18,803)
Less:
Interest expense.	1,564	1,133	4,956	4,682
Provision for income taxes	325	504	1,154	1,002
Acquisition costs	-	-	-	34
Depreciation and amortization	888	1,517	3,298	4,574
Share-based compensation	255	1,981	1,520	5,647
Loss on revaluation of investment	-	-	-	1,145
Warrant revaluation gain	-	(2,283)	(259)	(2,518)
Adjusted EBITDA.	$(1,820)	$(629)	$(7,008)	$(4,237)

Net loss per share:
Basic and diluted	$(2.53)	$(4.72)	$(11.55)	$(34.19)

Adjusted net loss per share:
Basic and diluted	$(0.95)	$(0.85)	$(4.58)	$(7.70)

Shares used in computing net loss and adjusted EBITDA per share:
Basic and diluted	1,917	738	1,531	550

Non-GAAP Financial Measures:
To supplement Sphere 3D’s consolidated financial statements presented in accordance with GAAP, the Company uses non-GAAP financial measures that exclude from the consolidated statement of operations the effects of interest expense, income taxes, acquisition costs, depreciation and amortization, share-based compensation, loss on revaluation of investment, and warrant revaluation. These non-GAAP financial measures are non-GAAP gross margin and adjusted EBITDA. Sphere 3D uses the above non-GAAP financial measures internally to understand, manage and evaluate the business. Management believes it is useful for itself and investors to review, as applicable, both GAAP information and the non-GAAP measures in order to assess the performance of continuing operations and for planning and forecasting in future periods. The presentation of these non-GAAP measures is intended to provide investors with an understanding of the Company’s operational results and trends that enables them to analyze the base financial and operating performance and facilitate period-to-period comparisons and analysis of operational trends. Sphere 3D believes the presentation of these non-GAAP financial measures is useful to investors in allowing for greater transparency with respect to supplemental information used by management in its financial and operational decision-making. Non-GAAP financial measures should be considered in addition to results prepared in accordance with GAAP, but should not be considered substitutes for or superior to GAAP results. In addition, our non-GAAP financial measures may not be comparable to similarly titled measures utilized by other companies since such other companies may not calculate such measures in the same manner as we do.